Change in Independent Registered Public Accounting Firm

KPMG LLP ("KPMG") was dismissed as the independent registered public accounting firm for GAI Corbin Multi-Strategy Fund, LLC (“the Fund”) effective July 18, 2019. During the Fund's two most recent fiscal years ended March 31, 2018 and 2019, KPMG’s reports on the Fund's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund's two most recent fiscal years ended March 31, 2018 and 2019 and the interim period from March 31, 2019 to July 18, 2019, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Fund's two most recent fiscal years and the subsequent interim period from March 31, 2019 to July 18, 2019, there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

On September 16, 2019, the Fund, by actions of its Audit Committee and Board of Managers, including a majority of the Independent Managers, selected Cohen & Company Ltd. ("Cohen") as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended March 31, 2020. During the Fund's two most recent fiscal years ended March 31, 2018 and 2019 and the subsequent interim period from March 31, 2019 to September 16, 2019, neither the Fund nor anyone on its behalf consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

December 6, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Corbin Multi-Strategy Fund, LLC, formerly GAI Corbin Multi-Strategy Fund, LLC, (the “Fund”) and, under the dates of May 28, 2019 and May 29, 2018, we reported on the financial statements of the Fund as of and for the years ended March 31, 2019 and 2018, respectively. On July 18, 2019, we were dismissed as independent registered public accounting firm.

We have read the statements made by the Fund included under Item 13(a)(4) of Form N-CSR dated December 6, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statements that 1) on September 16, 2019, the Fund, by actions of its Audit Committee and Board of Managers, including a majority of the Independent Managers, selected Cohen & Company Ltd. ("Cohen") as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended March 31, 2020 and 2) during the Fund's two most recent fiscal years ended March 31, 2018 and 2019 and the subsequent interim period from March 31, 2019 to September 16, 2019, neither the Fund nor anyone on its behalf consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

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Very truly yours,